Exhibit 99.1

Q3 2024 Results

Key Highlights
Summary Financials	Q3 2024	Change	Q3 YTD 2024	Change
Total revenues	$10.5bn	+4%	$26.7bn	+2%
Net income[1]	$1.4bn	+5%	$2.8bn	+13%
Net income margin	13.2%	+20bps	10.5%	+100bps
Adjusted EBITDA*	$2.5bn	+12%	$5.2bn	+12%
Adjusted EBITDA margin*	23.3%	+170bps	19.3%	+180bps
EPS1	$1.99	+10%	$4.03	+20%

•Robust performance underpinned by differentiated solutions strategy
•Strong double-digit growth in Adjusted EBITDA* & EPS despite adverse weather
•Further margin expansion driven by positive pricing, cost management & operational efficiency
•Significant portfolio activity YTD; $4.6bn invested in value-accretive M&A; $1.2bn divested
•Integration of materials acquisitions in Texas & Australia progressing well
•Ongoing share buyback; $1.2bn YTD; commencing new $0.3bn quarterly tranche
•Declaring quarterly dividend of $0.35 per share (+5% annualized)
•Reaffirming FY24 guidance midpoint; Net Income $3.78bn-$3.85bn; Adjusted EBITDA* $6.87bn-$6.97bn
•Outlook positive with favorable dynamics across key markets expected to continue into 2025

Albert Manifold, Chief Executive, said:1,2
"Our third quarter results represent another strong performance with further growth in sales, profits and margins. Despite contending with adverse weather in the quarter, our differentiated solutions strategy continues to deliver industry-leading performance, while the strength of our balance sheet combined with our disciplined approach to capital allocation leaves us well positioned to capitalize on the growth and value creation opportunities that lie ahead. We are pleased to reaffirm our guidance midpoint for 2024 and looking ahead to 2025, we expect favorable underlying demand, positive pricing momentum and another year of progress for CRH."

Announced Thursday, November 7, 2024
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 13 to 14.
2

Exhibit 99.1
Q3 2024 Results
Performance Overview
Total revenues of $10.5 billion (Q3 2023: $10.1 billion) were 4% ahead, while organic total revenues* were 1% behind the corresponding period in 2023. Contributions from acquisitions and strong commercial management more than offset the impact of divestitures and lower activity levels due to adverse weather in certain regions. Net income of $1.4 billion (Q3 2023: $1.3 billion) was 5% ahead of the prior year reflecting strong operating performance, gains on disposal of long-lived assets and a gain on the European Lime divestiture. Adjusted EBITDA* of $2.5 billion (Q3 2023: $2.2 billion) was 12% ahead as a result of the continued delivery of CRH's integrated solutions strategy, positive pricing, ongoing cost control and further operational efficiencies. Organic Adjusted EBITDA* was 8% ahead of Q3 2023. The Group's net income margin of 13.2% (Q3 2023: 13.0%) and Adjusted EBITDA margin* of 23.3% (Q3 2023: 21.6%) were both ahead of the comparable prior year period. Basic Earnings Per Share (EPS) for Q3 2024 was $1.99 (Q3 2023: $1.81).

•Americas Materials Solutions' total revenues were 4% ahead of Q3 2023, driven by strong pricing across all lines of business along with contributions from acquisitions which mitigated the effects of lower activity in certain markets due to weather disruption. Adjusted EBITDA was 16% ahead of the prior year period driven by pricing improvements, operational efficiencies and good cost management, along with gains on the disposal of certain land assets.

•Americas Building Solutions' total revenues were 1% ahead of Q3 2023 as contributions from acquisitions more than offset the impact of lower activity levels due to challenging weather and subdued new-build residential demand. Adjusted EBITDA was 9% lower due to adverse weather and a strong prior year comparative.

•Europe Materials Solutions' total revenues were 7% ahead of Q3 2023, benefiting from the acquisition of Adbri Ltd (Adbri) in July 2024 and partly offset by the divestiture of the European Lime operations, as well as lower activity levels in certain markets. Adjusted EBITDA was 24% ahead of the prior year driven by good commercial management, lower energy costs, operational efficiencies and contributions from acquisitions.

•Europe Building Solutions' total revenues were 4% behind Q3 2023, amid continued subdued demand in new-build residential markets. Adjusted EBITDA was 10% behind as the impact of lower activity was only partially offset by ongoing cost saving measures.

Acquisitions and Divestitures
During the three months ended September 30, 2024, CRH completed 12 acquisitions for a total consideration of $1.4 billion, compared with $0.4 billion in the same period of 2023. Americas Materials Solutions completed seven acquisitions, Americas Building Solutions completed three acquisitions and Europe Materials Solutions completed two acquisitions.
Overall, during the nine months ended September 30, 2024, CRH completed 28 acquisitions for a total consideration of $3.9 billion, compared with $0.6 billion in the first nine months of the prior year. On July 1, 2024, CRH completed the acquisition of a majority stake in Adbri for a total consideration of $0.8 billion. Adbri is an integrated materials business with high-quality assets and leading market positions in Australia, complementing our core competencies in cement, concrete and aggregates and creating additional growth and development opportunities for our existing Australian business.
During the three months ended September 30, 2024, cash proceeds from divestitures and disposals of long-lived assets were $0.1 billion, including the third and final phase of the divestiture of the European Lime operations, which was completed on August 30, 2024.
For the nine months ended September 30, 2024, the Company realized cash proceeds from divestitures and disposals of long-lived assets of $1.2 billion, primarily related to the divestiture of the European Lime operations. No divestitures occurred in the first nine months of the prior year.

CRH Q3 2024 Results 2

Exhibit 99.1
Dividends and Share Buybacks
In line with the Company's policy of consistent long-term dividend growth, the Board has declared a quarterly dividend of $0.35 per share. This represents an annualized increase of 5% on the prior year. The dividend will be paid wholly in cash on December 18, 2024, to shareholders registered at the close of business on November 22, 2024. The ex-dividend date will be November 22, 2024.
On November 6, 2024, the latest tranche of the share buyback program was completed, bringing the year-to-date repurchases to $1.2 billion, including approximately four million shares repurchased in Q3 2024 for a total consideration of $0.3 billion. The Company is pleased to announce that it is commencing an additional $0.3 billion tranche to be completed no later than February 26, 2025.
Innovation and Sustainability
The transition to a more sustainable built environment represents a significant commercial opportunity for CRH. Our strategy focuses on transforming essential materials into value-added and innovative solutions to address three global challenges: water, circularity and decarbonization. We continue to enhance our capabilities to meet these challenges through investment in innovative technologies. Two recent examples include our investment in FIDO AI, supporting the development of artificial intelligence leak detection software to accelerate our water infrastructure solutions in North America, as well as CRH’s strategic investment partnership with Sublime Systems, a U.S. based company operating in the field of sustainable cement production. Through these efforts, we continue to develop and deliver innovative solutions for our customers.

Outlook
We are pleased to reaffirm our guidance midpoint for 2024, reflecting the continued strength of our financial performance, the positive underlying momentum in our business as well as the positive contribution from portfolio activity.

2024 Guidance	Updated Guidance Range (i)		Previous Guidance Range (ii)
(in $ billions, except per share data)	Low	High	Low	High
Net income	3.78	3.85	3.70	3.85
Adjusted EBITDA*	6.87	6.97	6.82	7.02
EPS	$5.45	$5.55	$5.40	$5.60
Capital expenditure	2.4	2.6	2.2	2.4

(i) 2024 Net income and EPS under our Updated Guidance Range are based on approximately $0.5 billion interest expense, net and an effective tax rate of approximately 23%. 2024 EPS is based on a year-to-date average of approximately 686 million common shares outstanding. The above guidance does not reflect the potential Q4 impairment in the range of $0.3-$0.4 billion.
(ii) 2024 Net income and EPS under our Previous Guidance Range were based on approximately $0.5 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 688 million common shares outstanding.
Looking ahead to 2025 and notwithstanding some macroeconomic uncertainties, we expect positive underlying demand across our key end-use markets, underpinned by significant public investment in infrastructure and re-industrialization activity. A lower interest rate environment is expected to aid a gradual recovery in new-build residential construction activity. Through a combination of continued positive price momentum, favorable underlying demand and the benefits of our integrated, value-based solutions strategy we expect another year of progress in 2025.

CRH Q3 2024 Results 3

Exhibit 99.1

Americas Materials Solutions

Analysis of Change
in $ millions	Q3 2023	Currency	Acquisitions	Divestitures	Organic	Q3 2024	% change
Total revenues	5,080	(7)	+232	(44)	+38	5,299	+4%
Adjusted EBITDA	1,284	(2)	+65	(14)	+151	1,484	+16%
Adjusted EBITDA margin	25.3%					28.0%

Americas Materials Solutions’ total revenues were 4% ahead of the third quarter of 2023. Continued positive pricing across all lines of business was partly offset by adverse weather impacting volumes, resulting in organic total revenues* 1% ahead of the prior year.
In Essential Materials, total revenues increased by 5% driven by pricing growth in both aggregates and cement, ahead by 10% and 9%, respectively. Cement volumes increased by 1%, as acquisition activity offset the adverse impact of major hurricanes. Aggregates volumes declined by 4%, negatively impacted by adverse weather.
In Road Solutions, total revenues increased by 4% driven by improved pricing across all lines of business and continued funding support relating to the Infrastructure Investment and Jobs Act more than offsetting challenging weather in certain regions. Paving and construction revenue increased by 3% with growth in the Northeast and West regions. Construction backlogs were ahead of the prior year supported by positive momentum in bidding activity. Asphalt volumes decreased by 2% and pricing increased by 3%, while readymixed concrete volumes and prices increased by 2% and 7%, respectively.
Third quarter Adjusted EBITDA for Americas Materials Solutions of $1.5 billion was 16% ahead of the prior year as pricing initiatives, cost management and operational efficiencies along with gains on certain land asset sales mitigated the impact of higher labor and raw materials costs. Organic Adjusted EBITDA* was 12% ahead of the third quarter of 2023. Adjusted EBITDA margin increased by 270bps.

Americas Building Solutions

Analysis of Change
in $ millions	Q3 2023	Currency	Acquisitions	Divestitures	Organic	Q3 2024	% change
Total revenues	1,738	(2)	+45	—	(24)	1,757	+1%
Adjusted EBITDA	391	—	+8	—	(44)	355	(9%)
Adjusted EBITDA margin	22.5%					20.2%

Americas Building Solutions' total revenues were 1% ahead of the prior year period as contributions from acquisitions more than offset the impact of lower activity levels due to challenging weather and subdued new-build residential demand. Organic total revenues* were 1% behind the third quarter of 2023.
In Building & Infrastructure Solutions, total revenues were 3% ahead of Q3 2023 driven by a strong performance from acquisitions which offset weaker new-build residential demand and challenging weather conditions in certain markets.
In Outdoor Living Solutions, total revenues were in line with the prior year period as lower activity levels, impacted by adverse weather in the period, were offset by positive contributions from acquisitions.
Third quarter Adjusted EBITDA for Americas Building Solutions was 9% behind a strong prior year comparative, 11% behind on an organic* basis as adverse weather and subdued residential demand impacted profitability. Adjusted EBITDA margin was 230bps behind the third quarter of 2023.

CRH Q3 2024 Results 4

Exhibit 99.1
Europe Materials Solutions

Analysis of Change
in $ millions	Q3 2023	Currency	Acquisitions	Divestitures	Organic	Q3 2024	% change
Total revenues	2,617	+42	+354	(131)	(87)	2,795	+7%
Adjusted EBITDA	446	+6	+51	(32)	+82	553	+24%
Adjusted EBITDA margin	17.0%					19.8%

Europe Materials Solutions' total revenues, including the acquisition of a majority stake in Adbri which closed in July 2024, were 7% ahead of the third quarter of 2023. Organic total revenues* were 3% behind as continued pricing progress and growth in Central and Eastern Europe were more than offset by subdued residential activity in Western Europe.
In Essential Materials, total revenues increased by 6% compared with the third quarter of 2023, supported by contributions from acquisitions and positive pricing in both aggregates and cement, ahead by 4% and 5%, respectively. Aggregates and cement volumes were both ahead by 6%.
In Road Solutions, revenues increased by 8% with volumes and prices ahead in the readymixed concrete business, benefiting from acquisition activity in the quarter. Asphalt volumes and pricing declined 5% and 1%, respectively, while paving and construction revenues were impacted by lower activity levels in Western Europe.
Adjusted EBITDA in Europe Materials Solutions was $0.6 billion, 24% ahead of the comparable period in 2023, and 18% ahead on an organic* basis, primarily driven by increased pricing, lower energy costs, operational efficiencies and contributions from acquisitions. Adjusted EBITDA margin increased by 280bps compared with the third quarter of 2023.

Europe Building Solutions

Analysis of Change
in $ millions	Q3 2023	Currency	Acquisitions	Divestitures	Organic	Q3 2024	% change
Total revenues	693	+11	+4	(4)	(40)	664	(4%)
Adjusted EBITDA	69	+1	+1	—	(9)	62	(10%)
Adjusted EBITDA margin	10.0%					9.3%

Total revenues in Europe Building Solutions declined by 4% compared with the third quarter of 2023, amid continued subdued new-build residential activity.
Within Building & Infrastructure Solutions, total revenues were 6% behind the comparable period in 2023. Infrastructure Products was ahead of the prior year, with contributions from acquisitions more than offsetting lower activity levels. Revenues in Precast and Construction Accessories were behind the comparable period in 2023 amid continued lower demand in certain key markets.
Revenues in Outdoor Living Solutions increased by 2% compared with the third quarter of 2023 despite lower activity levels which were impacted by adverse weather and continued subdued new-build residential demand.
Adjusted EBITDA in Europe Building Solutions declined by 10% compared with the third quarter of 2023.

CRH Q3 2024 Results 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $0.5 billion were $0.1 billion higher than the third quarter of the prior year (Q3 2023: $0.4 billion), primarily due to the impact of acquisitions.
Gains on the disposal of long-lived assets of $89 million were higher than the same period in the prior year (Q3 2023: $15 million), primarily due to the disposal of certain land assets.
Interest income of $33 million was lower than the third quarter of the prior year (Q3 2023: $62 million) primarily due to a lower level of cash deposits. Interest expense of $164 million was higher than the comparable period in 2023 (Q3 2023: $131 million), primarily due to an increase in gross debt balances.
Other nonoperating income, net was $62 million (Q3 2023: $1 million) primarily related to gains on divestitures.
Basic EPS was higher than Q3 2023 at $1.99 (Q3 2023: $1.81) due to a positive operating performance, higher gains on disposals of long-lived assets and divestitures as well as reduced share count as a result of the ongoing share buyback program.
The results of the Company’s third quarter impairment assessment indicated increased risk of impairments as a result of certain recent challenging market conditions which may impact future growth prospects, resulting in reduced headroom. Arising from the Company’s ongoing sensitivity analysis, potential non-cash impairment charges of $0.3-$0.4 billion, representing the range of possible outcomes, may be recognized in its results for the quarter and year ending December 31, 2024 based on reasonably possible changes in key assumptions. These potential impairment charges relate to the Company’s equity method investment in China and the Architectural Products reporting unit in the Europe Building Solutions segment.
Balance Sheet and Liquidity
Total short and long-term debt was $13.9 billion at September 30, 2024, compared to $11.6 billion at December 31, 2023, and $11.4 billion at September 30, 2023.
During the nine months ended September 30, 2024, a net $0.6 billion of commercial paper was issued across the U.S. Dollar and Euro Commercial Paper Programs. In January 2024, €600 million of euro-denominated notes were repaid on maturity. In May 2024, the Company completed the issuance of $750 million in 5.20% notes due in 2029 and $750 million in 5.40% notes due in 2034. In July 2024, as part of the Adbri acquisition $0.5 billion of external debt was acquired.
Net Debt* at September 30, 2024, was $11.2 billion, compared to $5.4 billion at December 31, 2023, and $5.9 billion at September 30, 2023. The increase in Net Debt* compared to December 31, 2023 reflects acquisitions, cash returns to shareholders through dividends and share buybacks, as well as the purchase of property, plant and equipment, partially offset by inflows from operating activities and proceeds from divestitures.
As of September 30, 2024 CRH had $3.1 billion of cash and cash equivalents and restricted cash on hand (Q3 2023: $5.7 billion) and $4.0 billion of undrawn committed facilities. At September 30, 2024, the weighted average maturity of the term debt (net of cash and cash equivalents) was 7.5 years.
As of September 30, 2024, the Company had a $4.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program available. As of September 30, 2024 there was $1.3 billion of outstanding issued notes under the U.S. Dollar Commercial Paper Program and $0.4 billion of outstanding issued notes under the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Segmental Reporting Structure
In light of the Company’s recent portfolio activity, the Europe Materials Solutions and Europe Building Solutions segments have been combined into an International Solutions segment reflecting how the business is now managed. The change took effect in the fourth quarter of 2024 and will be reflected in the financial results for the quarter and year ending December 31, 2024.
Q3 2024 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (New York)/1:00 p.m. (Dublin) today, Thursday, November 7, 2024, to discuss the Q3 2024 results and outlook. Registration details are available on www.crh.com/investors. Upon registration a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.

CRH Q3 2024 Results 6

Exhibit 99.1
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.35 per share is as follows:

Ex-dividend Date:     November 22, 2024
Record Date:     November 22, 2024
Payment Date:     December 18, 2024

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (New York)/10:00 p.m. (Dublin) on November 22, 2024.
The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (New York)/5:00 p.m. (Dublin) on November 26, 2024.
CRH Q3 2024 Results 7

Exhibit 99.1

Appendices

CRH Q3 2024 Results 8

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and nine months ended September 30, 2024, and do not present all necessary information for a complete understanding of the Company's financial condition as of September 30, 2024. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and nine months ended September 30, 2024, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2024	2023	2024	2023
Product revenues	7,482	7,157	20,158	19,926
Service revenues	3,033	2,971	6,544	6,338
Total revenues	10,515	10,128	26,702	26,264
Cost of product revenues	(3,674)	(3,609)	(11,010)	(11,285)
Cost of service revenues	(2,782)	(2,756)	(6,151)	(5,967)
Total cost of revenues	(6,456)	(6,365)	(17,161)	(17,252)
Gross profit	4,059	3,763	9,541	9,012
Selling, general and administrative expenses	(2,184)	(1,990)	(5,919)	(5,647)
Gain on disposal of long-lived assets	89	15	199	38
Operating income	1,964	1,788	3,821	3,403
Interest income	33	62	112	138
Interest expense	(164)	(131)	(452)	(285)
Other nonoperating income, net	62	1	246	3
Income from operations before income tax expense and income from equity method investments	1,895	1,720	3,727	3,259
Income tax expense	(531)	(416)	(942)	(781)
Income from equity method investments	25	14	27	21
Net income	1,389	1,318	2,812	2,499

Net (income) attributable to redeemable noncontrolling interests	(9)	(9)	(21)	(21)
Net (income) attributable to noncontrolling interests	(4)	(3)	(2)	(1)
Net income attributable to CRH plc	1,376	1,306	2,789	2,477

Earnings per share attributable to CRH plc
Basic	$1.99	$1.81	$4.03	$3.36
Diluted	$1.97	$1.80	$4.00	$3.34

Weighted average common shares outstanding
Basic	681.6	718.2	685.0	731.8
Diluted	685.5	722.1	690.0	736.6

CRH Q3 2024 Results 9

Exhibit 99.1

Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	September 30	December 31	September 30
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	2,978	6,341	5,722
Restricted cash	102	–	–
Accounts receivable, net	6,422	4,507	5,972
Inventories	4,644	4,291	4,191
Assets held for sale	–	1,268	–
Other current assets	694	478	430
Total current assets	14,840	16,885	16,315
Property, plant and equipment, net	21,289	17,841	18,103
Equity method investments	929	620	665
Goodwill	10,906	9,158	9,545
Intangible assets, net	1,105	1,041	1,074
Operating lease right-of-use assets, net	1,322	1,292	1,237
Other noncurrent assets	830	632	692
Total assets	51,221	47,469	47,631

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	2,963	3,149	2,954
Accrued expenses	2,513	2,296	2,457
Current portion of long-term debt	3,218	1,866	1,860
Operating lease liabilities	271	255	245
Liabilities held for sale	–	375	–
Other current liabilities	1,703	2,072	1,675
Total current liabilities	10,668	10,013	9,191
Long-term debt	10,672	9,776	9,535
Deferred income tax liabilities	3,168	2,738	3,050
Noncurrent operating lease liabilities	1,117	1,125	1,065
Other noncurrent liabilities	2,430	2,196	2,142
Total liabilities	28,055	25,848	24,983
Commitments and contingencies
Redeemable noncontrolling interests	361	333	320
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of September 30, 2024, December 31, 2023, and September 30, 2023	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 721,319,880, 734,519,598 and 750,725,468 issued and outstanding, as of September 30, 2024, December 31, 2023, and September 30, 2023 respectively	291	296	302
Treasury stock, at cost (41,493,074, 42,419,281 and 41,554,960 shares as of September 30, 2024, December 31, 2023 and September 30, 2023 respectively)	(2,141)	(2,199)	(2,132)
Additional paid-in capital	392	454	423
Accumulated other comprehensive loss	(499)	(616)	(763)
Retained earnings	23,831	22,918	23,936
Total shareholders’ equity attributable to CRH plc shareholders	21,875	20,854	21,767
Noncontrolling interests	930	434	561
Total equity	22,805	21,288	22,328
Total liabilities, redeemable noncontrolling interests and equity	51,221	47,469	47,631

CRH Q3 2024 Results 10

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2024	2023
Cash Flows from Operating Activities:
Net income	2,812	2,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,288	1,187
Share-based compensation	96	92
Gains on disposals from businesses and long-lived assets, net	(389)	(38)
Deferred tax expense	195	108
Income from equity method investments	(27)	(21)
Pension and other postretirement benefits net periodic benefit cost	27	22
Non-cash operating lease costs	188	212
Other items, net	(17)	33
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(1,527)	(1,643)
Inventories	(45)	62
Accounts payable	(276)	(30)
Operating lease liabilities	(218)	(204)
Other assets	(311)	(5)
Other liabilities	498	354
Pension and other postretirement benefits contributions	(35)	(34)
Net cash provided by operating activities	2,259	2,594

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,635)	(1,175)
Acquisitions, net of cash acquired	(3,853)	(561)
Proceeds from divestitures and disposals of long-lived assets	1,180	64
Dividends received from equity method investments	22	23
Settlements of derivatives	(21)	3
Deferred divestiture consideration received	82	5
Other investing activities, net	(180)	(88)
Net cash used in investing activities	(4,405)	(1,729)

CRH Q3 2024 Results 11

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2024	2023
Cash Flows from Financing Activities:
Proceeds from debt issuances	3,452	2,687
Payments on debt	(1,854)	(940)
Settlements of derivatives	34	5
Payments of finance lease obligations	(37)	(18)
Deferred and contingent acquisition consideration paid	(16)	(8)
Dividends paid	(1,469)	(761)
Distributions to noncontrolling and redeemable noncontrolling interests	(33)	(35)
Repurchases of common stock	(1,224)	(2,031)
Proceeds from exercise of stock options	3	4
Net cash used in financing activities	(1,144)	(1,097)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(20)	18
Decrease in cash and cash equivalents, including restricted cash	(3,310)	(214)
Cash and cash equivalents and restricted cash at the beginning of period	6,390	5,936
Cash and cash equivalents and restricted cash at the end of period	3,080	5,722

Supplemental cash flow information:
Cash paid for interest (including finance leases)	372	244
Cash paid for income taxes	654	620

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	2,978	5,722
Restricted cash presented in the Condensed Consolidated Balance Sheets	102	–
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	3,080	5,722

CRH Q3 2024 Results 12

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and unrealized gain/loss on investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended		Nine months ended
	September 30		September 30
in $ millions	2024	2023	2024	2023
Net income	1,389	1,318	2,812	2,499
Income from equity method investments	(25)	(14)	(27)	(21)
Income tax expense	531	416	942	781
Gain on divestitures and unrealized gains on investments (i)	(59)	–	(242)	–
Pension income excluding current service cost component (i)	(1)	(1)	(3)	(3)
Other interest, net (i)	(2)	–	(1)	–
Interest expense	164	131	452	285
Interest income	(33)	(62)	(112)	(138)
Depreciation, depletion and amortization	467	402	1,288	1,187
Substantial acquisition-related costs (ii)	23	–	45	–
Adjusted EBITDA	2,454	2,190	5,154	4,590

Total revenues	10,515	10,128	26,702	26,264
Net income margin	13.2%	13.0%	10.5%	9.5%
Adjusted EBITDA margin	23.3%	21.6%	19.3%	17.5%

(i) Gain on divestitures and unrealized gains on investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 4 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses in the third quarter of 2024 primarily include legal and consulting expenses related to these non-routine substantial acquisitions.
Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2024 Adjusted EBITDA guidance is presented below:

in $ billions	2024 Mid-Point
Net income	3.8
Income tax expense	1.1
Interest expense, net	0.5
Depreciation, depletion, amortization and impairment	1.8
Other (i)	(0.3)
Adjusted EBITDA	6.9
(i) Other primarily relates to loss (income) from equity method investments, loss (gain) on divestitures and unrealized loss (gain) on investments and substantial acquisition-related costs.

CRH Q3 2024 Results 13

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

	September 30	December 31	September 30
in $ millions	2024	2023	2023
Short and long-term debt	(13,890)	(11,642)	(11,395)
Cash and cash equivalents (i)	2,978	6,390	5,722
Finance lease liabilities	(228)	(117)	(96)
Derivative financial instruments (net)	(35)	(37)	(118)
Net Debt	(11,175)	(5,406)	(5,887)
(i) Cash and cash equivalents includes cash and cash equivalents reclassified as held for sale of $nil million, $49 million, and $nil million at September 30, 2024, December 31, 2023 and September 30, 2023 respectively.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year reporting period (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

CRH Q3 2024 Results 14

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward looking in nature: plans and expectations regarding demand outlook for 2024 and 2025; plans and expectations regarding government funding initiatives and re-industrialization activity; pricing, costs, trends in residential and non-residential markets; macroeconomic and other market trends and dynamics in regions where CRH operates; plans and expectations regarding investments in innovation and sustainability and the enhancement of CRH's ability to address global challenges; favorable trends in the interest rate environment; plans and expectations regarding acquisitions and divestitures and resulting synergies and growth opportunities; plans and expectations regarding management succession; plans and expectations regarding return of cash to shareholders, including the timing and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main rating agencies; plans with respect to changes in the Company’s reportable segments; the existence of a potential impairment, including amount and timing; and plans and expectations regarding CRH’s 2024 full year performance, including net income, Adjusted EBITDA, earnings per share and capital expenditure.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestments; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of the Annual Report on Form 10-K “Risk Factors” in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q3 2024 Results 15